EXHIBIT 21.1

SUBSIDIARIES
OF
ST. MARY LAND & EXPLORATION COMPANY

A.     Wholly-owned subsidiaries of St. Mary Land & Exploration Company, a Delaware corporation:

1.	Nance Petroleum Corporation, a Montana corporation
2.	St. Mary Energy Company, a Delaware corporation
3.	Four Winds Marketing LLC, a Colorado limited liability company
4.	SMT Texas LLC, a Colorado limited liability company

B.     Other subsidiaries of St. Mary Land & Exploration Company:

1.	Box Church Gas Gathering LLC, a Colorado limited liability company (58.6754%)
2.	Trinity River Services LLC, a Texas limited liability company (25%)

C.     Wholly-owned subsidiaries of St. Mary Energy Company:

1.	SMEC Texas LLC, a Colorado limited liability company

D.     Partnership interests held by St. Mary Land & Exploration Company:

1.	Hilltop Investments, a Colorado general partnership (50%)
2.	Parish Ventures, a Colorado general partnership (100%)

E.     Partnership interests held by SMT Texas LLC:

1.	St. Mary East Texas LP, a Texas limited partnership (99%) (the remaining 1% interest is held by St. Mary Land & Exploration Company)

F.     Partnership interests held by SMEC Texas LLC:

1.	St. Mary Energy Texas LP, a Texas limited partnership (99%) (the remaining 1% interest is held by St. Mary Energy Company)